DATARAM               Dataram Contact:             Investor Contact:
                      Mark Maddocks,               Joe Zappulla
                      Vice President-Finance, CFO  Wall Street Investor
                                                   Relations
PRESS RELEASE         609-799-0071                 212-681-4100
                      info@dataram.com             JZappulla@WallStreetIR.com



                 DATARAM REPORTS FIRST QUARTER FISCAL 2006
                            FINANCIAL RESULTS

                 Pretax Earnings Grow 38% Sequentially and
                  19% Over Comparable Prior Year Quarter
  Board of Directors Declares Regular Quarterly $0.05 Per Share Dividend


PRINCETON, N.J. August 16, 2005 -- Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal first quarter ended July 31, 2005. Earnings before income taxes were $1,489,000 compared to $1,248,000 for the first quarter of last year and $1,080,000 for the prior sequential quarter, an increase of 19% and 38%, respectively. Net earnings for the quarter were $931,000 or $0.11 per diluted share. This compares to net earnings of $1.2 million or $0.13 per diluted share for the comparable prior year period and $3.9 million or $0.44 per diluted share in last year's fourth quarter. Earnings in the first quarter of last fiscal year were taxed at an effective rate of 6.5%. Also, fiscal fourth quarter net earnings included a one-time tax benefit of approximately $2.8 million. The Company's effective tax rate for financial reporting purposes in fiscal 2006 is approximately 37.5%. However, the Company has net operating loss (NOL) carryforwards totaling approximately $10.8 million and the Company will continue to make cash payments for income taxes at an approximate rate of 6.5% of pretax earnings until it utilizes all of its NOL carryforwards.

Utilizing the Company's current effective tax rate of 37.5%, comparable diluted earnings per share were $0.08 for both the first and fourth fiscal quarters of last year. A reconciliation of GAAP to comparable net earnings and comparable diluted earnings per share for the first and fourth quarter of last fiscal year is presented in the following table:

(In 000's, except per share amounts)        First Quarter       Fourth Quarter
                                          FY 2006    FY 2005       FY 2005
                                          _______    _______       _______
Earnings before income taxes              $ 1,489    $ 1,248       $ 1,080
Income tax expense (benefit) as reported  $   558    $    81       $(2,795)
Adjustment to income tax
  expense (benefit) (1)                   $     0    $   387       $ 3,200
Comparable income tax expense (1)         $   558    $   468       $   405
Comparable net earnings (1)               $   931    $   780       $   675
Comparable diluted EPS (1)                $  0.11    $  0.08       $  0.08

(1)	Assumes comparable effective tax rate of 37.5%.


Revenues for the quarter were $13.9 million, which compares to $15.8 million for the first quarter of the prior fiscal year and $15.1 million for the fourth quarter of fiscal 2005. Revenues in the first quarter of fiscal 2006 were impacted by lower average selling prices resulting from a decline in the price of DRAM chips, the primary raw material used in the Company's products. Average selling price per gigabyte shipped declined by approximately 13 percent from fourth quarter of last fiscal year. However, volume measured in gigabytes shipped increased by approximately 7 percent. The Company routinely adjusts its selling prices to reflect changes in its raw material costs. As we enter the second quarter, the price of chips has increased from first quarter levels.

Gross margins during the first quarter were 30 percent compared to the fourth quarter level of 28 percent and 26 percent for the first quarter of the previous fiscal year. This quarter's margins were higher than the Company's historical norm and reflect a higher than normal shipment rate of larger capacity memory, which typically command higher margins. The Company considers 25% gross margins with quarterly fluctuations of as much as 3% to be normal. The Company's backlog at the end of the first quarter was $1.5 million compared to $3.7 million at April 30, 2005.

During the first quarter, the Company repurchased 51,450 shares of its common stock at a total price of approximately $230,000 and paid approximately $420,000 in cash dividends. Nevertheless, the Company's cash and cash equivalents increased to $10.5 million from $9.3 million at the end of last fiscal year. As of July 31, 2005, there were 8,412,671 common shares outstanding.

"Our earnings in the first quarter were in line with our expectations," said Robert V. Tarantino, Dataram's chairman and CEO. "Today, the Company's board of directors approved a $0.05 per share regular quarterly dividend. The dividend will be payable on September 14, 2005, to shareholders of record as of August 31, 2005."

As announced in a press release dated August 9, 2005, Dataram will conduct a conference call today at 4:30 p.m. (EDT) to present its first quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 888-391-0067 providing the following reservation number: 21257607. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through
Vcall at www.vcall.com.   A replay of the call will be available
approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

USE OF NON-GAAP MEASURES
Management believes that "comparable" net earnings and "comparable" diluted earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. These results exclude significant charges or credits which are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non- GAAP has been presented in this press release.

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 38 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

                       ***** Financial Tables Follow *****


                         DATARAM CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share amounts)
                                      (Unaudited)


                                                  First Quarter Ended
                                                       July 31,
                                                  ___________________
                                                  2005          2004

Revenues                                         $ 13,944      $ 15,791
Costs and expenses:
   Cost of sales                                    9,746        11,741
   Engineering and development                        266           319
   Selling, general and administrative              2,493         2,548
                                                 ________      ________
                                                   12,505        14,608

Earnings from operations                            1,439         1,183

Other income                                           50            65
                                                 ________      ________

Earnings before income taxes                        1,489         1,248

Income tax provision                                  558            81
                                                 ________      ________

Net earnings                                     $    931      $  1,167
                                                 ========      ========

Net earnings per share:
   Basic                                         $   0.11      $   0.14
                                                 ========      ========
   Diluted                                       $   0.11      $   0.13
                                                 ========      ========

Average number of shares outstanding:
   Basic                                            8,381         8,562
                                                 ========      ========
   Diluted                                          8,755         9,303
                                                 ========      ========



                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                            July 31, 2005     April 30, 2005

ASSETS
Current assets
   Cash and cash equivalents                $    10,458        $    9,281
   Trade receivables, net                         6,879             8,397
   Inventories                                    2,303             2,369
   Deferred income taxes                          3,259             3,258
   Other current assets                             372               130
                                            __________         __________
      Total current assets                       23,271            23,435

Deferred income taxes (non-current)                 188               630

Property and equipment, net                       1,934             2,028

Other assets                                         60                54
                                            __________         __________

Total assets                                $    25,453        $   26,147
                                            ==========         ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                         $     1,630        $    2,528
   Accrued liabilities                            1,104             1,438
                                            __________         __________
      Total current liabilities                   2,734             3,966


Stockholders' equity                             22,719            22,181
                                            __________         __________

Total liabilities and stockholders' equity  $    25,453        $   26,147
                                            ==========         ==========